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                                                                    EXHIBIT 10.7
                                                CONFIDENTIAL TREATMENT REQUESTED

* Portions of this document denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                               BUSINESS AGREEMENT

                                    PREAMBLE

This Business Agreement ("Agreement"), effective October 6, 2003 ("Effective Date") is made by and between Maxtor Corporation, a Delaware corporation, having principal places of business at 500 McCarthy Boulevard, Milpitas, California 95035; ("Maxtor"), and Komag, Inc., a Delaware corporation, having its principal place of business at 1710 Automation Parkway, San Jose, California 95131 ("Komag") and its wholly owned subsidiary Komag USA (Malaysia) Sdn., a Malaysia unlimited liability company, having its principal place of business at Bayan Lepas Free Industrial Zone, Phase 3, 11900 Penang Malaysia. ("Komag Malaysia") (references to Komag shall be deemed to include references to Komag Malaysia).

                                    RECITALS

WHEREAS, "Maxtor" shall include without limit Maxtor Peripherals (S) Pte Ltd ("MSP"), and Maxtor Technologies (Suzhou) Ltd ("MTS"); and all other subsidiaries and locations of Maxtor worldwide;

WHEREAS, "Komag" shall include without limit Komag U.S.A. (Malaysia) SDN ("KMS"), and all other subsidiaries and locations of Komag worldwide;

WHEREAS, Komag is in the business of designing, manufacturing and selling thin film disk media, including without limit, all commercially viable form factors, materials and technologies of media and substrates ("Product") for hard disk drives which are competitive in price, quality and technology and wishes to sell such Product to manufacturers of disk drives such as Maxtor;

WHEREAS, the parties recognize that the disk drive market is very demanding of quality, timeliness, and price, and that the essence of the relationship between Maxtor and Komag is flexibility; timely delivery of necessary quantities of qualified, high-yield Products and low costs;

WHEREAS, Maxtor appoints Komag as Maxtor's preferred strategic external media partner and Komag appoints Maxtor as Komag's most favored customer with the expectation that this relationship will provide an excellent opportunity for synergy between the two companies and capitalize on the mutual benefits of sharing of information and technical resources;

WHEREAS, Maxtor wishes to secure a supply of Product and to purchase quantities of such Product from Komag meeting Maxtor's specifications set forth on Exhibit A and for use in Maxtor's hard disk drives ("HDD"), and, subject to the terms and conditions hereof, Maxtor shall purchase from Komag a proportion of Maxtor's total needs for Product ("Requirement");

WHEREAS, Komag shall manufacture and deliver to Maxtor, its agents, and/or its subsidiaries, Product as set forth in this Agreement, including its Terms and Conditions;

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                                                CONFIDENTIAL TREATMENT REQUESTED

WHEREAS, as of the date of execution of this document, Komag has committed to Maxtor a calendar [*] output estimated at [*] disks, based on the then current mix of form factors and test requirements, to be produced from [*] existing Intevac [*] sputter tools ("Tools" or "Intevac Tools") which Komag currently owns and operates in KMS exclusively for Maxtor;

WHEREAS, Komag shall acquire [*] additional Intevac Tools and, with the installation of these [*] additive Tools ("Additive Tools"), increase Komag's Intevac Tool capacity, dedicated exclusively to Maxtor, by approximately [*] disks per quarter. Komag shall own and operate the Additive Tools in KMS exclusively for Maxtor,

WHEREAS, [*];

WHEREAS, Komag agrees that the target volume for a combined [*] Tools shall be no less than [*] disks per quarter, subject to adjustment as mutually agreed by both parties, based upon the mix of form factors and test requirements and a baseline assumption that each Tool, running a single form factor continuously, should produce approximately [*] disks per quarter;

WHEREAS, Komag shall fund the entire cost of this Intevac Tool capacity expansion, including all costs of facilitization and ancillary equipment;

WHEREAS, [*];

WHEREAS, Komag shall, at Maxtor's request, install up to [*] incremental Tools ("Incremental Tools") beyond the [*] Additive Tools, and under substantially similar terms and conditions, provided that the timing of any secondary expansion by Komag shall be mutually agreed between the Parties;

WHEREAS, the Parties agree that such request by Maxtor for installation of Incremental Tools shall require a lead-time of [*];

WHEREAS, the Parties agree to discuss the potential for a separate Maxtor - Komag agreement that would increase Komag's substrate capacity in a manner that would enable Komag to supply MMC Technology ("MMC") with up to [*] substrates per quarter for use in MMC's own thin film media manufacturing;

WHEREAS, if problems should be encountered with respect to any aspect of this Agreement or if the parties should encounter any problems not covered by this Agreement, Maxtor and Komag shall discuss them in a cooperative and sincere spirit and attempt to arrive at a mutually acceptable solution; and

WHEREAS, this Agreement commences on the Effective Date and terminates on October 6, 2008 ("Termination Date") unless terminated earlier or extended as set forth in this Agreement;

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED, AND IN CONSIDERATION OF THE ABOVE PREMISES AND THE MUTUAL PROMISES CONTAINED IN THIS AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

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                                                CONFIDENTIAL TREATMENT REQUESTED

                                TABLE OF CONTENTS

ARTICLE I -- PRODUCTS................................   4
  1.1  PRODUCT.......................................   4
     Purchase and Supply.............................   4
     Specification...................................   4
     Participation In Programs.......................   4
     Freedom of Action...............................   4
     Second Sources..................................   4
  1.2  WARRANTY......................................   4
     Authority Warranty..............................   4
     Product Warranty................................   4
     Scope of Warranty...............................   5
     Warranty Disclaimer.............................   5
  1.3  REMEDIES......................................   5
     Product Remedies................................   5
  1.4  PRICES........................................   5
     Product Price...................................   5
     Terms of Sale...................................   6
ARTICLE II -- PROCEDURES.............................   6
  2.1  QUALIFICATION.................................   6
     Qualification...................................   6
     Changes.........................................   6
  2.2  TOOLING.......................................   6
  2.3  COMMITMENT, FORECASTS, AND ORDERS.............   7
     Volume Commitment...............................   7
     Forecasts.......................................   8
     Maxtor's Forecast Allocation....................   8
     Shortages.......................................   8
  2.4  ORDERS........................................   8
     Orders..........................................   8
     Precedences.....................................   9
     End of Life.....................................   9
  2.5  INSPECTION....................................   9
     Inspection by Maxtor............................   9
     Inspection by Komag.............................   9
     In Case Of Failure of Inspection................   9
     Stop Ship Order.................................   9
  2.6  SHIPPING......................................   9
     Carrier.........................................   9
     Timeliness......................................  10
     Shipping Documents..............................  10
     Packing.........................................  10
  2.7  JUST IN TIME (JIT) DELIVERY...................  10
  2.8  ACCEPTANCE....................................  10
  2.9  RETURNS.......................................  10
  2.10 EPIDEMICS.....................................  10
  2.11 INVOICING.....................................  11
  2.12 PAYMENT.......................................  11
     Terms...........................................  11
     Currency........................................  11
     Disputes........................................  11
  2.13 ORDER CHANGES.................................  11
     Changes.........................................  11
     Cancellation....................................  11
  2.14 ENGINEERING CHANGES...........................  12
     Definition......................................  12
     Komag Change(s).................................  12
     Maxtor Change(s)................................  12
  2.15 WORKING RELATIONSHIP..........................  12
ARTICLE III -- INTELLECTUAL PROPERTY.................  12
  3.1  CONFIDENTIALITY...............................  12
     Confidential Information........................  12
     Items Declared Confidential.....................  12
  3.2  PUBLICITY.....................................  13
  3.3  LICENSES......................................  13
     License for Ordinary Use........................  13
     No Other Licenses...............................  13
  3.4  ASSIGNMENT OF RIGHTS..........................  13
     Inventions......................................  13
     Ownership.......................................  13
     Joint Invention.................................  13
ARTICLE IV -- LIABILITIES............................  13
  4.1  GENERAL INDEMNITY.............................  13
  4.2  INFRINGEMENT INDEMNITY........................  13
  4.3  STRICT LIABILITY..............................  13
  4.4  LIMITATION OF LIABILITY.......................  14
ARTICLE V -- DISPUTE RESOLUTION......................  14
  5.1  ESCALATION....................................  14
  5.2  ARBITRATION...................................  14
     Binding Arbitration.............................  14
     Injunctive Relief...............................  14
     Governing Language..............................  14
  5.3  CHOICE OF LAW.................................  14
     Choice of Law...................................  14
     Foreign Corrupt Practices Act...................  14
     Export Controls.................................  14
  5.4  LIMIT OF TIME TO BRING ACTION.................  14
ARTICLE IVI -- GENERAL...............................  15
  6.1  TERM AND TERMINATION..........................  15
     Term............................................  15
     Renewal.........................................  15
     Termination.....................................  15
     Duties Upon Termination.........................  15
     Survival........................................  15
  6.2  GENERAL.......................................  15
     Assignment......................................  15
     Audit...........................................  16
     Consents........................................  16
     Counterparts....................................  16
     Cumulation of Remedies..........................  16
     Independent Parties.............................  16
     Force Majeure...................................  16
     Governing Language..............................  16
     Headings........................................  16
     Joint Work Product..............................  16
     Notices.........................................  17
     Severance.......................................  17
     Time............................................  17
     Waiver..........................................  17
  6.3  ENTIRE AGREEMENT..............................  17

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                                                CONFIDENTIAL TREATMENT REQUESTED

                              TERMS AND CONDITIONS

                             ARTICLE I --- PRODUCTS

1.1 PRODUCT.

1.1.1 Purchase and Supply. Maxtor wishes to secure a supply of Product and to purchase quantities of such Product from Komag meeting Maxtor's specifications set forth in Exhibit A and for use in Maxtor's HDD's. Komag shall provide to Maxtor, exclusively, all of the capacity and output from the Intevac Tools, Additive Tools, and Incremental Tools required to support this Agreement. Komag wishes to supply such Product to Maxtor under the terms and conditions of this Agreement and at the prices set forth on Exhibit B, as more completely detailed elsewhere in this Agreement, including, but not limited to Section 1.4.1 Pricing. Therefore, subject to the terms and conditions of this Agreement, Maxtor will purchase and Komag will supply Product for the term of this Agreement. Maxtor's obligation to purchase Product from Komag is contingent upon:

         (i) Komag's Product meeting Maxtor's requirements, including but not limited to time to market , time to volume, Product specifications, performance, quality and functional requirements (including, without limit, media-chargeable HDD yields), Maxtor customer requirements, and the other terms and conditions of this Agreement.

         (ii) Komag's commitment to Maxtor, on a best efforts basis, that the installation of the Additive Tools shall be at least partially completed by the end of [*], to a degree sufficient to ensure that Komag can deliver to Maxtor the full quarterly capacity of at least [*]. Komag's commitment to capacity and production output on these [*] machines shall take into account Maxtor's normal qualification requirements for Products, tools, and facilities.

         (iii) Komag' commitment to provide the substrate input required for [*] Maxtor disk output per quarter, taking into consideration the yields that are likely for the mix of programs and form factors required from Maxtor. Komag shall meet its substrate commitments, either by adjusting the allocation of its current internal and external substrate supply, or by adding qualified capacity in its own or a third party facility.

1.1.2 Specifications. As of the Effective Date, Exhibit A may not be attached. The parties will from time to time agree in writing upon specifications for the Product or amendments to agreed-upon specifications and such agreed-upon specifications or amendments shall become parts of Exhibit A and shall be incorporated into this Agreement when each such written agreement is made.

1.1.3 Participation in Programs. Maxtor will use reasonable commercial efforts to qualify and utilize Komag's Product in all Maxtor programs as they are defined in Maxtor's product roadmap. Komag will use its best efforts to participate in all Maxtor programs as they are defined in Maxtor's product roadmap.

1.1.4 Freedom of Action. Nothing in this Agreement shall prevent either party from engaging in similar business with other persons, including, without limit, competitors of the other party, provided that the confidentiality and terms of this Agreement are not breached.

1.1.5 Second Sources. Komag understands that Maxtor qualifies additional sources for Products or the same or substantially similar goods or materials from time to time and places its orders among qualified internal and external suppliers as it sees fit. Nothing in this Agreement will prevent Maxtor from procuring Products or the same or substantially similar goods or materials from other sources than Komag or from providing the same itself, provided that the confidentiality and intellectual property rights terms of this Agreement are not breached.

1.2 WARRANTY. Each of Komag's warranties made hereunder is materially relied upon by Maxtor in entering into this Agreement or any Order.

1.2.1 Authority Warranty. Each party represents and warrants that all corporate action necessary for the authorization, execution and delivery of this Agreement by such party and the performance of its obligations under this Agreement has been taken. Further, each party represents and warrants that neither the execution of this Agreement nor any performance of this Agreement shall conflict with or be prohibited by any interest, agreement, obligation, contract, order, law, regulation, or duty, oral or written, to which it is a party or by which it is bound.

1.2.2 Product Warranty. Komag warrants the Product, upon delivery and for fifteen (15) months thereafter, to:

         (i) have a clear title, free of all security interests, encumbrances, or liens;

         (ii) not infringe any patent, trademark, copyright, trade secret, or other intellectual property right of any third person;

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                                                CONFIDENTIAL TREATMENT REQUESTED

         (iii) be newly manufactured and not used or reworked (except as provided in Maxtor-approved procedures);

         (iv) be free from defects in workmanship and materials except as defined in and allowed by the Product Specification;

         (v) conform to applicable specifications, drawings, or other descriptions given, including those set forth in this Agreement and Komag's sales literature;

         (vi) possess the qualities of goods which Komag has held out to Maxtor as a sample or model;

         (vii) initially meet and continue to meet Maxtor's qualification criteria and standards (this specific warranty shall not apply to any Order which is declared a "Risk Buy" in writing by Maxtor); and

         (viii) be contained or packaged according to Maxtor's specifications as agreed and in effect at the time this Agreement is executed, or as may be mutually agreed thereafter.

The above is the Product Warranty ("Product Warranty"). A unit of Product which meets all of the standards of the Product Warranty shall be a Conforming Product ("Conforming Product"). Replaced Product shall be subject to the provisions of this warranty to the same extent as the original Product except that the warranty period shall run from its delivery date.

1.2.4 Scope of Warranty. The above warranties shall be construed as conditions as well as warranties and shall be cumulative.

1.2.5 Warranty Disclaimer. EXCEPT FOR THE WARRANTIES SET FORTH ABOVE, KOMAG GRANTS NO WARRANTIES, EITHER EXPRESS OR IMPLIED, FOR THE PRODUCT, AND DISCLAIMS ALL IMPLIED WARRANTIES INCLUDING WITHOUT LIMIT ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

1.3 REMEDIES.

1.3.1 Product Remedies. In the event that Maxtor determines that a Product is not a Conforming Product, and Komag has had forty eight (48) hours notice or if Komag must receive parts from Maxtor, ninety-six (96) hours notice of such determination, during which time Komag may take such actions as it desires to confirm for itself Maxtor's determination, then Maxtor may elect to have the Product replaced or to receive a full refund for the Product as follows:

         (i) Komag agrees to replace any Product not Conforming to the requirements of this Agreement when requested by Maxtor. If Komag, upon such notice of defect, fails to replace the Product, Maxtor may do so without further notice and Komag shall reimburse Maxtor for actual direct manufacturing costs incurred to replace the Media in such actions. No inspection, test or approval of any kind, including approval of designs, shall affect Komag's obligation under this Agreement.

         (ii) Komag agrees to refund the purchase price (if payment has been made by Maxtor) or to credit Maxtor's account for such purchase price (if payment has not been made by Maxtor) of any Product not Conforming to the requirements of this Agreement when requested by Maxtor.

         (iii) Product which has been used or rejected shall not thereafter be tendered for acceptance unless the former use or rejection is identified by Komag in writing and Maxtor accepts such tender in writing.

1.4 PRICES.

1.4.1 Product Price.

         (A) The purchase price for Product paid to Komag by Maxtor for the balance of 2003 and for all of 2004 shall be as detailed in Exhibit B "Komag Expansion Pricing Matrix". This pricing shall be on a not-to-exceed basis, and it is anticipated that yield improvements and/or decreases in material costs will provide lower prices from Komag to Maxtor on a Product by Product basis. The prices in Exhibit B shall be reviewed at least monthly by Komag and Maxtor, with the specific intent of finding ways to reduce said pricing.

         (B) Komag agrees to diligently pursue and to work cooperatively with Maxtor in pursuing cost reductions, which shall be reflected in prompt reductions to the prices in Exhibit B when such cost reductions are implemented. Such price reductions shall not apply to inventory declared by Komag, except as mutually agreed.

         (C) [*].

         (D) It is understood and agreed that any cancelled or rejected portion of an Order which is cancelled or rejected because of Komag's fault, including without limit warranty, inspection, deliveries, shortages, or epidemic, shall nevertheless be counted as purchased for purposes of determining Maxtor's right to any discounts or other considerations based on quantity purchased.

         (E) [*].

         (F) Komag agrees that prices for new technologies, such as perpendicular magnetic recording ("PMR") and synthetic anti-ferromagnetic coating ("SAF" or "AFC") will be based upon the assumption that Komag's costs shall be comparable to MMC's costs, and that such MMC costs shall be predicated on MMC using labor costs equivalent to the lesser of MMC's actual labor costs or the labor costs actually incurred by KMS. Maxtor will help facilitate communication between MMC

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                                                CONFIDENTIAL TREATMENT REQUESTED

and Komag should there be wide discrepancies in costs for new technologies.

         (G) Maxtor agrees that the prices detailed in Exhibit B include process improvement plans Komag has made known to Maxtor at the time of execution of this Agreement, as detailed in Exhibit C.

1.4.2 Terms of Sale. The terms of sale are as follows:

         (i) For sales to Maxtor's research, engineering, qualification, development, or NPI facilities, or in any case which is not Just in Time (JIT):
Title and risk of loss or damage to the Products passes from Komag to Maxtor, at Maxtor's receiving dock. Maxtor selects the common carrier and pays for freight, but Komag is responsible for all other shipment and pre-delivery costs including without limit insurance and packing according to the terms of this Agreement. If the sale involves international shipment from Komag to Maxtor, then the terms of sale are D.D.P. Maxtor's designated delivery location; and Komag is responsible for importation and all customs, taxes, imposts, or duties.

         (ii) For sales to Maxtor's factory facilities under Just In Time ("JIT") terms:

Title and risk of loss or damage passes from Komag to Maxtor at Maxtor's receiving dock. Maxtor pays for all freight from Komag's origin to the JIT warehouse, but Komag is responsible for all other shipment and pre-delivery costs including without limit inventory, stocking, all warehouse expense, insurance, packing, and shipment from warehouse to Maxtor according to the terms of this Agreement. Maxtor selects the common carrier. Excess transportation costs resulting from Komag's failure to comply with the provisions of this Agreement will be paid by Komag. Terms of sale are D.D.U. Maxtor's designated delivery location.

                            ARTICLE II -- PROCEDURES

2.1 QUALIFICATION.

2.1.1 Qualification. The respective obligations of the parties pursuant to this Agreement shall be subject to the successful qualification of Komag's Product and its manufacturing process in Maxtor's HDD and with Maxtor's customers, as Maxtor deems necessary. Maxtor and Komag shall cooperate to set up the necessary processes and procedures to accomplish and facilitate such qualification. Successful qualification means successful qualification with each specified head. After Maxtor's approval or acceptance of the initial qualification prototypes of the Products, Komag shall not make any changes in the Product design or material according to the Specification, any processes documented in the mutually agreed Process Management Plan; or in plant location.

2.1.2 Changes. Komag shall use its best efforts to promptly notify Maxtor in writing of any change in Product design or material according to the Specification; production process documented in the mutually agreed Process Management Plan; or in plant location in order to allow it to re-qualify the Product, before any Product is manufactured by the new design, material, process or in the new location and sold to Maxtor. Failing such written notice and re-qualification, Komag will be responsible for Maxtor's damages up to the cost of the affected Product and any direct expense incurred for the rework of Maxtor's HDD. Any Product delivered to Maxtor after such change and without re-qualification may be rejected by Maxtor for a full refund.

2.2 TOOLING. Unless otherwise specified in this Agreement, all tooling and/or all other articles required for Komag's performance under this Agreement shall be furnished by Komag, maintained in good condition and replaced when necessary at Komag's expense. If Maxtor agrees to pay Komag for special tooling or other items either separately or as a stated part of the unit price of Products, title to same shall be and remain in Maxtor upon payment, and the tooling shall be treated as property of Maxtor, furnished by Maxtor to Komag.

         (A) Maxtor agrees to pay for the prototype tooling required to establish the development of new form factors in KUS. This includes tools and cassettes required to transport substrates to Komag, media within Komag's process, and finished media to Maxtor. Notwithstanding anything to the contrary in this paragraph, such prototype tooling shall not exceed $250K for any one form factor for any one program, and Maxtor agrees to pay fifty percent (50%) of such tooling cost upon placement of purchase order, and the balance of fifty percent (50%) of such tooling cost upon shipment of first samples of material to Maxtor. Komag agrees that if, for any reason, it should not qualify on a program for which Maxtor has authorized and made payments for tooling, Komag shall reimburse Maxtor for said tooling costs. Maxtor's payments for said tooling shall be made in accordance with the payment terms and conditions in effect between the two companies at the time each payment is due.

         (B) Komag will pay for all volume tooling, including any special tooling for form factors new to the Maxtor dedicated Tools at Komag, and make ready said tooling as required in KMS three (3) months prior to the start of DVT.

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2.3 COMMITMENT, FORECASTS, AND ORDERS.

2.3.1 Volume Commitment.

         (A) Komag agrees to exclusively sell Maxtor the output from the Intevac Tools, Additive Tools, and Incremental Tools and the output from any other Intevac tools that Komag adds to its production capacity under the terms of this Agreement.

         (B) Komag understands and agrees that Maxtor's intention is to fully utilize MMC Capacity as a first priority, followed by fully utilizing Komag's Maxtor-dedicated capacity as a 2nd priority. Should market conditions force a drastic downturn in demand, Maxtor may not be able to fully consume 100% of Komag's installed capacity.

         (C) Komag's failure to deliver Product for any reason, including but not limited to production problems, material shortages, quality issues and qualification issues shall relieve Maxtor of any commitment to purchase Komag Product for so long as such failure continues, plus reasonable times thereafter for reallocation of commitments, at no penalty to Maxtor. Komag shall have a cure period of thirty (30) days in which to cure any default in its volume commitment to Maxtor. Notwithstanding the above, in the event of Komag's failure to deliver Product for any reason, Maxtor shall specifically have the right to re-allocate material demand to other internal or external suppliers subject to reasonable commitments required by said suppliers that may prevent Maxtor from meeting its Product purchase commitments to Komag over a period ranging from the balance of the quarter in which Komag fails to meet its supply commitment plus the two quarters following that quarter, at no penalty to Maxtor. Maxtor shall make every reasonable effort to minimize any such impact to Komag.

         (D) Maxtor's volume forecasts and commitments are not fixed quantities, but may vary with Maxtor's level of business, tracking to Maxtor's increasing or decreasing HDD volumes and business projections, and such increases or decreases shall be without penalty to Maxtor.

         (E) Any cancelled or rejected portion of an Order which is cancelled or rejected because of Komag's fault, including without limit warranty, inspection, deliveries, shortages, or epidemic, shall be counted as purchased for the purpose of determining Maxtor's compliance with the foregoing volume purchase commitment.

         (F) Maxtor's commitment to purchase Product from Komag is strictly predicated on:

         (i) Komag's ability to qualify as required on multiple Maxtor drive programs across all disk form factors offered by Maxtor, with disks capable of supporting required drive performance using one Komag disk matched with all head suppliers, or with one Komag disk matched to individual head suppliers, as solely determined by Maxtor. Maxtor shall assign reasonable Engineering, SQE, Factory and other resources to support Komag's efforts to get qualified on Maxtor products.

         (ii) Komag's agreement that Maxtor's volume commitments are contingent upon Komag providing disks in a qualification time-frame that is equal to or superior to Maxtor's other supplier(s). Determination of the performance and reliability aspects of the media provided by Komag shall be based on VCAP yields, RTP yields, FGA results, SGT testing, HTS testing, the DPPM levels of Maxtor drives, and any other tests and/or metrics which Maxtor may from time to time implement or require. Any decision by Maxtor to purchase from an alternative supplier, based on better performance in Maxtor's drives, may, at Maxtor's sole option, be deducted from Maxtor's percentage commitment to Komag without penalty to Maxtor, based on at least one (1) month's worth of data. Notwithstanding the above, Komag's performance will be assessed using at least one (1) month's work of drive data involving no less than 200,000 Komag disks. Differences must be statistically significant.

         (iii) Komag's agreement that if, after reasonable commercial efforts by both parties, Komag fails to qualify on any Head-Disk combinations, then Maxtor has no duty to purchase Product from Komag for such Head-Disk combinations and Maxtor's purchase requirements are reduced accordingly without penalty to Maxtor.

         (iv) Komag agreement to provide disks to Maxtor with no degradation in its ability to meet Maxtor's glide and certification test specifications, as defined for programs currently qualified and in production, or currently being developed and/or tested and/or qualified by Maxtor. Any plans by Komag to change any test parameters shall be submitted to and approved by Maxtor in Maxtor's sole discretion, prior to implementation by Komag. Should Komag be unable to provide disks up to and including the anticipated volume of [*] disks per quarter as the result of tester throughput issues and/or test parameters that do not meet Maxtor's specifications for quality or performance, Maxtor's purchase requirements are reduced accordingly without penalty to Maxtor.

         (v) Komag's agreement that, in the event Komag fails to qualify with each head for a particular Maxtor program on a timely basis, Maxtor may:

         (a) reduce Komag's allocation for that program if Maxtor produces HDD for the program with the head that Komag failed to qualify (and use reasonable commercial efforts to award Komag compensating volumes in other Programs) without penalty to Maxtor; and

         (b) determine that the foregoing volume commitments shall thereafter be measured without

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                                                CONFIDENTIAL TREATMENT REQUESTED

reference to such reduced program if Maxtor produces HDD for the program with the head that Komag failed to qualify without penalty to Maxtor.

         (G) In the event that Komag fails to qualify for any two (2) Maxtor programs in a row or for any three (3) Maxtor programs in any twelve (12) month period, then Maxtor, in its sole discretion, may terminate this Agreement without any penalty or payment whatsoever, and such termination shall not be a breach of this Agreement.

2.3.2 Forecasts. During the term of this Agreement, Maxtor shall provide Komag, on a monthly basis, with a four (4) quarter rolling forecast setting forth its estimated Product needs and shall provide Orders for the first thirteen (13) weeks of the forecast. Orders will be placed sixty (60) days in advance of the date as of which the Products are to be delivered. Maxtor may request a shorter lead time and Komag shall use its reasonable commercial efforts to meet such date. Maxtor's forecast is provided solely for Komag's convenience and for its planning purposes; no forecast shall be construed as an authorization by Maxtor to order any materials for, or to allocate any labor or equipment for the manufacture of the Product nor impose on Komag any obligation to supply additional Product. Maxtor will not be responsible for any of Komag's cost or expense for materials, Product, labor, or other commitments or expenses, other than as authorized in Orders.

2.3.3 Komag's Capacity. Komag covenants to provide Maxtor with the right of first refusal to fifty percent (50%) of any new, uncommitted capacity in order to meet Maxtor's Product needs.

2.3.4 Maxtor's Forecast Allocation. Allocation of the forecast among Maxtor's programs is solely at Maxtor's discretion and it is understood that Maxtor shall have no duty under this Agreement to take or refrain from taking any action which might, in Maxtor's judgment, substantially and adversely impact Maxtor's relationships with or commitments to internal or external media vendors or customers.

         (i) If Komag fails to meet the requirements for any Maxtor program at any time, the Product quantities allocated for that Maxtor program within the forecast may be reduced or eliminated by Maxtor. Maxtor will use reasonable commercial efforts to award to Komag compensating increases in other Maxtor programs.

         (ii) If Maxtor forecasts increased Product needs for any particular Maxtor program, Maxtor will use reasonable commercial efforts to provide Komag with the opportunity to supply increased quantities for such program, provided that Komag is qualified to the configurations and customers driving the increased forecast and is meeting Maxtor's specifications and functional requirements, including production ramp and yield. In such case, Maxtor will notify Komag of any such resultant forecasted increased allocation and Komag will promptly notify Maxtor of Komag's available capacity and commitment to supply such increase.

         (iii) If Maxtor forecasts decreased Product needs for any particular Maxtor program, Maxtor will use reasonable commercial efforts to award to Komag compensating increases in other Maxtor programs, subject to the terms of Section
2.3.1 (A).

         (iv) Should Maxtor not utilize Komag's reserved capacity for a period greater than ninety (90) days, and should Maxtor have no forecast to use said capacity for an additional and successive ninety (90) days, then Komag may, with Maxtor's prior written agreement, utilize said capacity for a third (3rd) party, subject to the terms and conditions following: (a) Komag may offer to and utilize the capacity for any third (3rd) party only if such party agrees with Komag in writing in advance to give up such capacity with thirty (30) days of written notice by Komag; and (b) Komag can and will start production for Maxtor for an existing qualified Maxtor product within forty-eight (48) hours of the end of said thirty (30) day notice period, or such shorter period if the demand requirements from the third (3rd) party should end in less than thirty (30) days.

2.3.5 Shortages. With the exception of substrates, as set forth in Section 1.1.1
(iii), Komag agrees that in the event of a shortage of capacity or material that will affect the supply of the Product, Maxtor's Order(s), subject to normal lead-time requirements, shall be filled according to an allocation plan at least as favorable as those provided to all other Komag customers with similar or lesser quantity forecasts and Orders. Komag shall provide Maxtor with as much notice as possible if it anticipates or has reason to believe that Komag's output of the Product will not be sufficient to meet all of Maxtor's Product needs for any period.

2.4 ORDERS.

2.4.1 Orders. All purchases and sales shall be initiated by Maxtor's issuance of written purchase orders sent via airmail, E-mail, web-based, facsimile, or courier ("Order"). Such Orders shall reference this Agreement and state the unit quantities, unit descriptions, price, requested delivery dates and shipment instructions. The acceptance by Komag of an Order shall be indicated by written or E-signature acknowledgment within three (3) work days. Maxtor will have the right to deem its order as accepted by Komag if Komag's acknowledgment does not reach Maxtor within ten (10) days from the date of the Order. By shipping the Products, or by confirming or accepting an Order, or by performing the work described

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                                                CONFIDENTIAL TREATMENT REQUESTED

in an Order, or by allowing an Order to be deemed accepted, Komag agrees to the Order and to the terms and conditions of this Agreement. All Orders meeting the terms and conditions of this Agreement shall be accepted by Komag.

2.4.2 Precedence's. Any terms and conditions added or referenced by either party in any purchase order, confirmation, acceptance or any similar document purporting to modify the terms and conditions contained in this Agreement, shall be disregarded unless expressly agreed upon in writing signed by the parties, which expressly amends this Agreement. The preprinted terms and conditions of purchase orders, acceptances, confirmations and similar business documents shall have no effect as amendments of, objections to, or modifications of this Agreement.

2.4.3 End of Life. Komag commits to supply Product to Maxtor for the duration of the Maxtor HDD program for which the Product is qualified and until one (1) calendar quarter after Maxtor's last production build for the program. The last purchase order date and the last shipment date for the Product for each program shall be agreed to by the parties.

2.5 INSPECTION. Maxtor and Komag shall cooperate to inspect Products, and nothing in this section shall limit Maxtor's other rights and remedies.

2.5.1 Inspection by Maxtor. Maxtor may test each lot or Order of Product to ensure that the Products meet Maxtor's specifications and acceptance criteria, and Komag shall not ship any Products that do not Conform. Product may be inspected and tested by Maxtor or Maxtor's agent at all reasonable times and places after manufacture and before or after shipment. . If any inspection or test is made on the Komag's premises, Komag shall, without additional charge, provide reasonable facilities and assistance for the safety and convenience of inspectors in such manner as not unduly to delay the work. Inspection of Products at Komag's facility shall be without prejudice to Maxtor's right to inspect and reject such Products upon delivery to Maxtor's facility. Where applicable, Maxtor may, at its option, inspect all Products or inspect a statistical sample selected from each lot, and Product, lots or Orders may be inspected more than once. Product delivered to and inspected by Maxtor and deemed acceptable by Maxtor will be transferred to Maxtor's ownership and invoiced according to terms set forth in this agreement.

2.5.2 Inspection by Komag. Komag will ensure that all Products are tested in accordance with Maxtor's specifications and requirements, as may be amended from time to time. Komag will provide only those Products conforming to Maxtor's specifications and requirements, unless Komag has obtained prior written approval from Maxtor for any deviation from such specifications. Komag further agrees to maintain adequate authenticated inspection test documents that relate to work performed under this Agreement. Such records shall be retained by Komag for a period of two (2) years after Product shipment and made available to Maxtor upon request. Komag agrees to supply Maxtor with inspection and test reports, affidavits, certifications or any other documents as may be reasonably requested. Komag agrees to collect and send to Maxtor, data on failure rates and causes on a monthly basis in a mutually agreed format.

2.5.3 In Case of Failure of Inspection. If the above inspection or testing detects Products which do not conform to the specifications or the requirements of this Agreement, Maxtor and Komag will closely cooperate to identify and find a way to correct the causes of the problem(s). Maxtor may refuse to accept Product which does not conform. Maxtor may reject entire lots if lot acceptance criteria established in the specifications are not fulfilled. The rejected Product may, at Maxtor's discretion, be returned to Komag and Komag may verify the nonconformance. Maxtor will use its reasonable commercial efforts to assist Komag in identifying and rectifying the cause(s) for rejection.

2.5.4 Stop Ship Order. Maxtor may stop future shipments of Product until the cause(s) for non-conformity, as mutually determined by parties, have been corrected. A stop ship order may be issued by Maxtor, without limiting its other rights and remedies, when one half of one percent (.5%) or the threshold amount stated in the Specification, whichever is less, of the Product shall be non-conforming over a period of seven (7) days or more or over ten percent (10%) of an Order or more, whichever occurs sooner. In the event Maxtor issues a stop ship order, Komag must immediately cease shipment of the Products, and all Orders which have been or would have been filled by the nonconforming Product are terminated without liability to Maxtor until such stop ship order is lifted and Maxtor retains all of its rights and remedies under this Agreement. Maxtor will use commercially reasonable efforts to work with Komag to determine the cause of the nonconformance problem and to develop solutions

2.6 SHIPPING. The following terms apply to all shipments, whether Just In Time
(JIT) or otherwise.

2.6.1 Carrier. Komag and Maxtor shall agree upon the common carrier.

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2.6.2 Timeliness. Komag shall use its best efforts to meet one hundred percent
(100%) on-time delivery commitments to Maxtor's JIT HUBs, unless relieved of such JIT HUB obligation in writing in advance by Maxtor. Notwithstanding the above, Komag shall in all cases use its best efforts to ensure zero shortages to any Maxtor production line. If Komag's performance falls below one hundred percent (100%) on-time deliveries, then Komag shall implement a corrective action plan acceptable to Maxtor which brings the deliveries back to one hundred percent (100%) on-time. If Komag is unable to deliver any Product on schedule, Komag shall promptly notify Maxtor giving a new delivery date, and Maxtor may:

         (i)    accept the new delivery date; or

         (ii)   reschedule the delivery by means of a Change Order; or

         (iii)  cancel the delayed portion of the Order without liability,  if
(i) and (ii) above are not commercially reasonable for Maxtor.

At Maxtor's request, Komag will provide Maxtor with daily notification of shipping delays or of the progress of delayed Products in transit. Such notification will include action plans to for recovery or expediting of the affected Product.

2.6.3 Shipping Documents. Either invoice or delivery orders may be used when making deliveries. Each set must contain three (3) copies. Each copy must identify this Agreement, item number and description of Products, purchase order number, and quantity of Products shipped. A complete packing list specifying Maxtor's applicable purchase order number, quantity of Products shipped, and part number shall be enclosed with all shipments under this Agreement. All documents accompanying the Products shall reference the purchase order number.

2.6.4 Packing. Unless otherwise specified in writing, all Products are to be packed and marked in accordance with Maxtor's specifications.

2.7 JUST IN TIME (JIT) DELIVERY. Komag shall maintain a buffer stock of Products in a quantity and location to be agreed upon from time to time in writing in order to provide Just-In-Time (JIT) delivery to Maxtor. All expenses of maintaining the buffer stock shall be borne and covered by Komag, including without limit the expense of establishing EDI and/or E-mail links as required by Maxtor, unless otherwise expressly provided by this Agreement. Maxtor recognizes that Singapore law requires the payment of a tax on inventory that is held in a JIT Hub more than thirty (30) days, and shall make reasonable efforts to pull all such inventory within thirty (30) days, subject to drive build schedules. A minimum of fourteen (14) days of buffer stock shall be maintained at the warehouse; fourteen (14) days of buffer stock shall be determined as one half (1/2) of the next four (4) weeks of Product on Order, unless the parties shall agree to another level of buffer stock in writing. Such JIT buffer stock shall be required at both Maxtor's Singapore plants and Maxtor's China plant. All Products in the buffer stock shall have passed source inspection by Komag, Maxtor, or both, before shipment to the warehouse. Maxtor will, from time to time, typically daily, request deliveries from the buffer stock in quantities that are even multiples of pallet loads by means of a pull signal. .

2.8 ACCEPTANCE. If, after thirty (30) days from the date of receipt by Maxtor, Maxtor has not rejected the Product, it will be deemed to have been accepted by Maxtor. The act of inspection or payment by Maxtor for the Product will not be construed as Maxtor's acceptance of any Product. Acceptance of any Product shall not affect the warranty or any remedy provided hereunder.

2.9 RETURNS. Returns of product to Komag are at Komag's expense for shipping for all returns which are caused by Komag's fault and for reasonable and customary packing in the event of significant returns which are caused by Komag's fault, including without limit warranty, inspection, and epidemics and are F.O.B. Maxtor, and title and risk of loss pass to Komag upon delivery to the common carrier at Maxtor's dock. Komag shall pay all expenses for shipment of replacement Product, which is caused by Komag's fault, including without limit warranty, inspection, and epidemics. Return shipments are F.O.B. Maxtor, and title and risk of loss pass to Komag upon delivery to Maxtor's dock. If Komag requests, Maxtor will apply Komag's Return Materials Authorization (RMA) or similar number to the returned Products and/or related documentation, provided, however, that Komag must supply such RMA number to Maxtor on a timely basis.

2.10 EPIDEMICS. Epidemic or sweeping failures of Product may be detected directly or by virtue of failures of Maxtor's HDD's, and the procedures and remedies for epidemics are in addition to all other of Maxtor's rights and remedies available under this Agreement. An epidemic failure shall occur when one percent (1%) of Maxtor's HDD delivered to one or more customers shall fail within six (6) months of delivery for reasons Maxtor determines to be related to Product and which the parties have discussed. In the event that Maxtor's HDD's should develop any epidemic failure related to Komag's Product, the parties will meet in order to work out technical methods to diagnose and remedy the

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                                                CONFIDENTIAL TREATMENT REQUESTED

problem. In such event, shipment of undelivered Products related to the epidemic may be postponed, at Maxtor's request, until the cause of the epidemic has been corrected. In case upon the expiration of 30 (thirty) days from the date of Maxtor's notice regarding the epidemic, Komag has not yet remedied the same, then Maxtor shall be entitled to cancel pending Orders without any liability for such cancellation and without prejudice to Maxtor's rights for damages or any other remedy. In the event that a remedy has been found, all Product units subsequently delivered to Maxtor shall incorporate the modification remedying the defect, if necessary, and Komag shall be obliged to accept return of all Product units previously delivered to Maxtor, affected by such epidemic, provided the epidemic is related to Product or Komag process non-conformance. Maxtor agrees to re-accept delivery of such returned epidemic material if it is mutually agreed that such epidemic failure has been remedied. In the event Maxtor can show that the epidemic is due to the failure of the Product to meet the Product Specification, Komag will refund the cost of the Product and Maxtor and Komag will negotiate in good faith any direct expense incurred for the rework of Maxtor's HDD.

2.11 INVOICING. Komag will issue the invoices for the Products and will date them with a date equal or subsequent to date of delivery to Maxtor's dock. Invoices shall reference this Agreement, purchase order number, item number and description of Products, unit price of Products, and total amounts due.

2.12 PAYMENT.

2.12.1 Terms Invoices shall be due and payable:

         (i)    [*];

         (ii)   [*]; and

         (iii)  [*].

[*].

2.12.2 Currency. Unless expressly provided to the contrary, all amounts stated in this Agreement and all sums payable under this Agreement shall be denominated in United States Dollars and all payments made under this Agreement shall be made by wire transfer, cashier's check, or other ready funds in United States Dollars to payee's designated account and bank.

2.12.3 Disputes. Maxtor shall have forty five (45) days after the invoice date to contest in good faith the amounts and items charged. If the dispute is resolved prior to fifteen (15) days before the original due date, payment shall be due on the original due date. If the dispute is resolved thereafter, payment is due fifteen (15) days after the resolution of the dispute.

2.13 ORDER CHANGES. No Order shall be deemed or construed to be modified, amended, rescinded, canceled, or waived in whole or in part, except by a written Change Order signed by a representative of each party.

2.13.1 Changes. Komag grants to Maxtor, subject to Komag's plant constraints, the right to make changes to the Product mix or schedule one or more times without penalty, provided that the overall volume of the Order is not changed. Komag must respond within two (2) working days. If any such change causes an increase or decrease in the cost of, or the time required for performance of, any part of the work on an Order or affects any other provisions, an equitable adjustment shall be made in the price or delivery schedule, or both, and in such other provisions as may be affected. It is understood that market conditions or requirements by Maxtor's customers may require changes in the Product mix one or more times and it is anticipated that such changes may occur frequently. Any claim by Komag for adjustment under this clause must be asserted in writing within thirty (30) days of Komag's receipt of the Change Order. Where the cost of any property made obsolete or surplus as a result of a change is included in Komag's claim for such adjustment, Maxtor shall have the right to prescribe the manner of disposition of such property once the claim payment has been made. If Maxtor's Change Order is an acceleration or increase, Komag will use its reasonable commercial efforts to meet the requested quantities and/or delivery dates.

2.13.2 Cancellation. Maxtor may cancel Order(s) by notifying Komag in writing. Komag will cease work on the affected Order in accordance with such notice. Maxtor will

         (i) purchase and pay for any units of Product that have been completed as of the effective date of the cancellation;

         (ii) will pay Komag the actual overhead, labor and materials costs incurred by Komag in connection with the Production of any Products that are partially completed as of the effective date of cancellation up to the total purchase price under the canceled order(s);

         (iii) pay the costs of components and other materials procured by Komag specifically on account of the canceled order(s), and receive title to such items;

         (iv) pay the costs of components and other materials, including without limit tools, dies, jigs, fixtures, plans, drawings, information and manufacturing materials specifically produced or acquired for performance of this Agreement and receive title to such items; and

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                                                CONFIDENTIAL TREATMENT REQUESTED

         (v) pay any cancellation or restocking charges imposed by vendors on account of any canceled orders pursuant to clauses (iii) and (iv) above. Provided, however, that the aggregate of such payments shall not exceed the amounts originally due under the Order. Komag will use its reasonable commercial efforts to return components and other materials to its vendors and/or use them in other activities at Komag. Komag will in any event use its reasonable commercial efforts to mitigate the cancellation charges under this Agreement. All Products which are purchased or paid for under the above terms shall count as purchased for the purpose of determining total volumes of Product purchased by Maxtor.

2.14 ENGINEERING CHANGES. Komag shall not make any changes to the Product or any process by which they are produced except as set forth in this section.

2.14.1 Definition. Engineering change(s) are those changes in Product design or material according to the Specification or production process documented in the mutually agreed Process Management Plan. Any Product which is subject to an engineering change must be re-qualified unless otherwise provided by Maxtor in writing.

2.14.2 Komag Change(s). Komag will notify Maxtor of any engineering change proposed to be made by Komag to the Products or any process by which they are produced, and will supply a written description of the expected effect of the engineering change on the Products, including its effect on the form, fit, function, schedule, price, performance, and reliability of the Products. Maxtor may elect to evaluate the prototype, parts and/or designs specified as part of the proposed change and Komag shall provide the prototype, parts and/or design to Maxtor at applicable volume pricing for such evaluation. Maxtor agrees to make every effort to approve or disapprove Komag's proposed changes within five
(5) working days after receipt of Komag request for non-critical changes, and within twenty-four (24) hours for critical changes. Komag will not change or modify the Products or any process by which they are produced by implementation of such engineering change without Maxtor's prior written approval.

2.14.3 Maxtor Change(s). Maxtor may request, in writing and in a manner similar to Komag's request, that Komag incorporate any non-critical engineering change into the Products, and Komag will provide to Maxtor its written response within five (5) working days after receipt of Maxtor's request. Maxtor will give Komag as much notice as possible of any expected request. For critical engineering changes, as determined by Maxtor, Komag will respond within twenty-four (24) hours of Maxtor's written request. Komag's response will state the cost savings or increase, if any, expected to be created by the engineering change, and the effect on the schedule and price of the Products. If Maxtor requests Komag to incorporate an engineering change into the Products, the applicable Specifications will be amended as required. Komag will not unreasonably refuse to incorporate Maxtor's engineering changes into the Products. In the event any Maxtor required engineering change directly causes a negative financial impact to Komag due to incorporation of such change into a Product, the parties agree to promptly meet to discuss fair compensation for such financial impact. Komag agrees to use its best efforts to notify Maxtor of such financial impact prior to incorporation of such engineering change, and in any event, notify Maxtor as soon as Komag becomes aware of such impact. Maxtor will determine whether the Product must be re-qualified in whole or in part as a result of any engineering change.

2.15 WORKING RELATIONSHIP.

         (A) Designated Maxtor and Komag teams or team members will meet monthly or as the parties may agree to review current and future plans and activities. Agendas will include product and technology road-mapping, development and qualification schedules, capacity planning, yield performance, cost targets, volumes, plans, quality and delivery performance, and other topics related to Maxtor and the Products.

         (B) Komag agrees to work collaboratively with Maxtor Advanced Development teams on issues related to Komag's new Product development and Maxtor's hard disk drive development.

         (C) The lead engineers of each party shall agree upon time tables, contents, and procedures for Product and technology disclosures, at least quarterly.

         (D) Komag shall sample all new Product or other examples of development, including without limit all new technologies, techniques, or processes, to Maxtor on a most favored basis.

                      ARTICLE III -- INTELLECTUAL PROPERTY

3.1 CONFIDENTIALITY.

3.1.1 Confidential Information. The parties have previously executed that certain "Mutual Nondisclosure Agreement" dated October 1, 1997, which agreement is hereby integrated herein and made a part hereof. Current Maxtor proprietary technologies that are protected by this agreement include without limit Flying Height Adjust.

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                                                CONFIDENTIAL TREATMENT REQUESTED

3.1.2 Items Declared Confidential. This Agreement, its terms and conditions, Maxtor's specifications, and all Orders are Confidential Information as the term is defined under the "Mutual Nondisclosure Agreement" dated October 1, 1997.

3.2 PUBLICITY. Neither party shall publicly announce or disclose the existence of this Agreement or its terms and conditions, or advertise or release any publicity or press release regarding this Agreement, without the prior written consent of the other party. Nothing in this Agreement shall limit a party from making such disclosures as are required by law or court order, provided notice of such disclosures is given to the other party.

3.3 LICENSES.

3.3.1 Intellectual Property License. Komag and Maxtor will in good faith discuss entering into negotiations for an intellectual property license agreement within ninety (90) days of the execution of this Agreement.

3.3.2 No Other Licenses. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed to grant, either directly or by implication, estoppel or otherwise, any license on the patents, patent applications, copyrights or proprietary information arising out of any other inventions of either party.

3.4 ASSIGNMENT OF RIGHTS.

3.4.1 Inventions. As used in this Agreement, "Invention" shall mean any idea, design, concept, technique, discovery, enhancement, modification, or improvement, whether or not patentable, conceived, or reduced to practice during the term of this Agreement by one or more employees of Komag or Maxtor independently of the other ("Inventing Party"), or jointly by one or more employees of Maxtor and Komag, or their subcontractors, ("Joint Invention") in conjunction with or as a result of work done under this Agreement.

3.4.2 Ownership. In the event that a patentable invention is conceived or reduced to practice as a result of either company's direct efforts to fulfill its obligations under this Supply Agreement, Komag and Maxtor shall disclose the invention to each other. The party whose employees are inventors of patentable technology shall have the right to file or cause to have filed a patent application covering such invention. In the event Komag or Maxtor chooses not to file a patent application made by its employees in any country or countries, it will notify the other party of the fact in sufficient time to enable the other party to file an application in such country or countries and the other party will be given the opportunity to pursue patent protection on that invention at its own expense. In this case, rights necessary to enable that party to apply for the patent will be assigned to the party that pursues the patent, the inventing party shall fully cooperate and provide any assistance reasonably requested by the applying party in the preparation and prosecution of such patent application(s), and the inventing party shall be granted a royalty-free, non-exclusive license to practice the patented invention. Each party shall bear the expenses incurred in the filing, prosecution, or maintenance of patent applications or patents which are owned by or assigned to them, in accordance with the foregoing.

3.4.3 Joint Invention. In the event that during the term of the Supply Agreement, a patentable invention is made jointly by one or more employees of Komag and one or more employees of Maxtor, as determined by the U.S. laws of inventorship, title to any patent application covering such invention and any patent or patents maturing therefrom shall be jointly owned by Komag and Maxtor.

                            ARTICLE IV -- LIABILITIES

4.1 GENERAL INDEMNITY. Each party shall, in the performance of this Agreement, fully comply with all applicable national, state, and local laws, rules, regulations, and ordinances and shall indemnify and hold harmless the other party from and against any loss, claim, damage, liability, expense, or cost (including without limitation attorney's fees and court costs) resulting from failure of such compliance, or out of any other negligence.

4.2 INFRINGEMENT INDEMNITY. Komag will indemnify Maxtor for any claim, action or proceeding brought by any third party alleging infringement by Komag's Product of patent, trademark, copyright or other proprietary rights. With respect to any other claim, action or proceeding brought by any third party which may be instituted against Komag or Maxtor or both of them, each party will (1) maintain its own defense, and (2) assume all costs and attorneys fees associated with its defense.

4.3 STRICT LIABILITY. Each party will indemnify the other against and hold it harmless from any loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) to the extent it

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                                                CONFIDENTIAL TREATMENT REQUESTED

arises out of or in connection with, in whole or in part, any negligence or willful act or omission of it or its employees or agents including but not limited to any such act or omission that contributes to:

         (i)    any bodily injury, sickness, disease or death; or

         (ii) any injury or destruction to tangible or intangible property of the other or any related loss of use.

4.4 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, INDIRECT, OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR ANY AGREEMENT, UNDERTAKING, OR PERFORMANCE THAT MAY BE PROMISED, PERFORMED, OR EXECUTED TO IMPLEMENT THIS AGREEMENT, PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY TO EITHER THE INDEMNITY OBLIGATIONS OF THIS ARTICLE OR TO A BREACH OF THE CONFIDENTIALITY OBLIGATIONS OF THIS AGREEMENT.

                         ARTICLE V -- DISPUTE RESOLUTION

5.1 ESCALATION. The parties agree that any material dispute between the parties relating to this Agreement will be submitted to a panel of two senior executives of each of Maxtor and Komag. Either party may initiate this proceeding by notifying the other party pursuant to the notice provisions of this Agreement. Within five (5) days from the date of receipt of the notice, the parties' executives shall confer (via telephone or in person) in an effort to resolve such dispute. The decision of the executives will be final and binding on the parties. In the event the executives are unable to resolve such dispute within twenty (20) days after submission to them, such dispute shall be settled by means of arbitration as provided below. Each party's executives shall be identified by notice to the other party, and may be changed at any time by notice.

5.2 ARBITRATION.

5.2.1 Binding Arbitration. Any controversy, claim, or action, whether in law or at equity, whether in tort, contract, warranty, or otherwise, arising out of, relating to, or involving this Agreement and any agreement, undertaking, or performance that may be promised, performed, or executed to implement this Agreement will be settled by arbitration. Any arbitration proceeding shall be conducted under the laws of the state of California and the Federal Arbitration Act, and pursuant to the Commercial Arbitration Rules of the American Arbitration Association insofar as such Commercial Arbitration Rules do not conflict with the provisions of this Section. The site for any arbitration proceeding shall be San Jose, California.

5.2.2 Injunctive Relief. Notwithstanding the above, the parties may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision.

5.2.3 Governing Language. The arbitration proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy.

5.3 CHOICE OF LAW.

5.3.1 Choice of Law. This Agreement and any agreement, undertaking, or performance that may be promised, performed, or executed to implement this Agreement shall be governed by and construed under the laws of the State of California, as they apply to agreements made between residents of California for performance solely within California. The parties expressly agree that this Agreement and any agreement, undertaking, or performance that may be promised, performed, or executed to implement this Agreement shall not be subject to and shall not be interpreted by the United Nations Convention on Contracts for the International Sale of Goods.

5.3.2 Foreign Corrupt Practices Act. Maxtor and Komag each acknowledge that they are subject to the laws and regulations of the United States including the Foreign Corrupt Practices Act ("FCPA").

5.3.4 Export Controls. Each party agrees that it will not knowingly export or re-export, directly or indirectly, any technical data or product derived from the other party to any destination to which such export or re-export is restricted or prohibited by U.S. law, without obtaining prior authorization from the U.S. Department of Commerce.

5.4 LIMIT OF TIME TO BRING ACTION. No actions or arbitrations, regardless of form, arising out of this Agreement, may be brought by either party more than one (1) year after such actions or arbitrations arose, or in the case of nonpayment, more than one (1) year from the date the last payment was due.

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                              ARTICLE VI -- GENERAL

6.1 TERM AND TERMINATION.

6.1.1 Term. This Agreement shall become effective on the Effective Date and shall remain in force until the Termination Date, and on and effective the Termination Date this Agreement shall terminate.

6.1.2 Termination by Maxtor. On or at any time after the second anniversary of the Effective Date, Maxtor may terminate this Agreement upon six (6) months written notice to Komag. On or at any time after the third anniversary of the Effective Date, Komag may terminate this Agreement upon twelve (12) months written notice to Maxtor.

6.1.3 Termination for Cause. This Agreement shall be terminated for cause:

         (i) If either party materially defaults in the performance of any provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty
(30) calendar days, the Agreement will be terminated at the end of that period and such termination shall not prejudice or limit either party's remedies; or

         (ii) If either party violates any intellectual property, confidentiality, or license provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party of such violation and of immediate termination and the Agreement will be terminated when such notice is given and such termination shall not prejudice or limit either party's remedies; or

         (iii)  Upon:

                (a) the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of its debts; or

                (b) either party's making an assignment for the benefit of creditors; or

                (c) either party's dissolution, this Agreement shall terminate immediately without notice and shall be deemed to have been terminated by the party not so affected and such termination shall not prejudice or limit either party's remedies.

6.1.4 Duties Upon Termination. Upon any termination or expiration of this
Agreement:

         (i) all licenses made to Komag and Maxtor under this Agreement shall be terminated according to their terms effective the date of the termination or expiration;

         (ii) all trademarks, patents, designs, drawings, formulas or other data, photographs, samples, literature, and sales aids of every kind received from or belonging to Maxtor and Komag shall remain the respective property of Maxtor and Komag, and both parties shall prepare all such items in its possession with reasonable promptness for shipment to the other at the others expense;

         (iii) neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business or good will of Maxtor or Komag, or for any other reason growing out of such termination; and

         (iv) any Orders placed before such expiration or termination shall be completed according to the terms of this Agreement.

6.1.5 Survival. The terms of this Agreement which by their nature may survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

6.2 GENERAL.

6.2.1 Assignment. Komag shall not transfer or assign this Agreement or any of its rights or obligations under this Agreement directly or indirectly including without limit in the cases of merger, acquisition of greater then fifty percent (50%) ownership or control interest in Komag by any party, or sale of Komag's assets, without the prior written consent of Maxtor, which consent shall be granted, so long as Maxtor is satisfied that any such assignment, merger, acquisition, or change of ownership or control shall result in a commitment and capacity to continue Komag's management, technology, operations, and financing, and meet Komag's commitments to Maxtor.

         Further, in the event Komag or its assets are acquired by or become controlled by an HDD supplier, Maxtor has the right to terminate this Agreement without penalty or payment of any sort or to seek such assurances or contractual terms and conditions as it may deem necessary to protect its interests. However, notwithstanding the foregoing, any Order shall not be cancelled or reduced by Komag.

         Further, in the event Komag or its assets are acquired by another Maxtor media supplier, Maxtor has the right to limit its total purchases from the combined entity, notwithstanding any forecasts, orders, or commitments to either party. However, notwithstanding the foregoing, any Order shall not be cancelled or reduced by Komag.

         Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties, their

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                                                CONFIDENTIAL TREATMENT REQUESTED

successors and assigns. Any purported assignment of this Agreement by Komag without the prior written consent of Maxtor shall be void.

         Komag shall give Maxtor at least ninety (90) days prior written notice of any known or planned change in ownership or majority control of Komag, or any of Komag's subsidiaries, including but not limited to changes in shareholder ownership of sufficient magnitude to require SEC filings of any type, except in cases of Form 4 sales involving less than five percent (5%) of the seller's holdings in Komag.

6.2.2 Audit. Maxtor shall have the right, by itself or by a mutually acceptable third person auditor, to examine and audit Komag's records related to its performances hereunder at any time during normal business hours upon three (3) days notice to Komag to ensure compliance with this Agreement. Komag shall maintain its records relating to this Agreement for seven (7) years.

         Komag shall provide Maxtor financial information in the form of all SEC documents required to be filed by Komag each quarter. If Komag becomes a private company, and/or is de-listed from its stock exchange for any reason, Komag shall provide to Maxtor equivalent documentation.

6.2.3 Consents. No consent required to be given under this Agreement shall be unreasonably withheld or delayed.

6.2.4 Counterparts. This Agreement shall be prepared in two identical and original counterparts and both of which together shall be one and the same instrument and either of which may be used for purposes of proof.

6.2.5 Cumulation of Remedies. All remedies available to either party under this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

6.2.6 Independent Parties. Persons furnished by each party for performances under or related to this Agreement shall be solely the employees or agent of such party and shall be under the sole and exclusive direction and control of the furnishing party. They shall not be considered employees of the other party for any purpose. Each party shall also be solely responsible for payment of taxes, including federal, state and municipal taxes, chargeable or assessed with respect to its employees, such as social security, unemployment, worker's compensation, liability insurance and federal and state withholding. Each party shall indemnify the other for any loss, damage, liability, claim, demand or penalty including costs, expenses, and reasonable attorneys' fees assessed against one party that may be sustained by reasons of the other party's failure to comply with the provisions of this Section.

         Neither Party, nor its employees, officers, directors, or agents, shall hold itself out as the agent, employee, partner, or joint venture of the other party, and shall make no commitment or engagement on the account of or on behalf of the other party. Each party shall remain an independent contractor and shall be responsible for compliance with all laws, rules and regulations involving, but not limited to, employment of labor, hours of labor, health and safety, working conditions and payment of wages.

6.2.7 Force Majeure. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts, orders or restrictions, or any other reason where failure to perform is beyond the control and not caused by the negligence of the nonperforming party. In the event of any delay caused by such contingency, the delayed party may defer any performance or delivery prevented by the force majeure condition for a period equal to the time lost by reason of such delay, provided, however, that the delayed party promptly commences and reasonably and diligently pursues actions to cure or circumvent such cause.

         Whenever any cause delays or threatens to delay the timely performance of this Agreement, Komag shall immediately notify Maxtor of all relevant information with respect to such cause.

         If either Party is delayed in any performance under the terms of this Agreement by more than thirty (30) days, the other Party may terminate the delayed performance or this Agreement and such termination shall not be a breach of this Agreement and shall be without penalty.

6.2.8 Governing Language. English shall be the language of this Agreement and the English language shall govern all disputes, performance and interpretations.

6.2.9 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement and shall not affect the interpretation of this Agreement.

6.2.10. Joint Work Product. The parties further acknowledge that they have thoroughly reviewed this Agreement and bargained over its terms and that for convenience, Maxtor has written down the terms of this Agreement. Accordingly, this Agreement shall be construed without regard to the party or parties

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                                                CONFIDENTIAL TREATMENT REQUESTED

responsible for its preparation and shall be deemed to have been prepared jointly by the parties.

6.2.11 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to be sufficiently given if delivered by hand or if sent by courier with a receipt requested or by registered air mail, postage prepaid, addressed to Maxtor or to Komag, as the case may be, at the addresses first set forth above or to such other address as may be furnished for such purpose by notice duly given under this Agreement. Such notice shall be deemed to have been given when delivered by hand or when delivered by the courier or by mail. Any party may change its address for such communications by giving such notice to the other party in conformance with this section.

6.2.12 Severance. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall nevertheless remain in full force and effect. The parties agree to renegotiate any term held invalid and to be bound by the mutually agreed substitute provisions.

6.2.13 Time. Time is of the essence in all performances hereunder. The words day, month, year, and the like shall mean calendar day, month, year and the like unless expressly provided to the contrary. References to quarter shall refer to Maxtor's fiscal quarter unless expressly stated otherwise.

6.2.14 Waiver. The failure of any party to this Agreement at any time or times to require performance of any provision of this Agreement shall in no manner affect such party's available remedies or right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise (in any one or more instances) shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or of any remedy or as a waiver of any other condition or as a breach of any other term, covenant, representation or warranty of this Agreement.

6.3 ENTIRE AGREEMENT. The terms and conditions of this Agreement are the entire agreement between the parties and supersede all previous agreements, proposals, and understandings, whether oral or written, between the parties with respect to the subject matter of this Agreement and no agreement or understanding varying or extending the same shall be binding upon either party unless in a written document signed by both parties. This Agreement shall supersede all inconsistent or additional terms contained in any purchase orders, sale acknowledgments, invoices, or other similar documents delivered by the parties.

THIS AGREEMENT REQUIRES THAT DISPUTES BE SETTLED BY BINDING ARBITRATION.

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                                                CONFIDENTIAL TREATMENT REQUESTED

In witness whereof, the Parties have executed this Agreement as of the Effective
Date:

MAXTOR CORPORATION                                   KOMAG, INC.


By: /s/ DAVID BEAVER                             By: /s/ MIKE RUSSAK
   --------------------------------                 ----------------------------
           (signature)                                       (signature)


         David Beaver                                      Mike Russak
-----------------------------------              -------------------------------
          (print name)                                    (print name)

     Senior Vice President                                 President and
       Worldwide Materials                           Chief Technical Officer
   & Chief Procurement Officer                   -------------------------------
-----------------------------------                          (title)
             (title)

The terms and conditions of this Agreement and its Exhibits which apply to Komag Malaysia are acknowledged and agreed to by

KOMAG USA (MALAYSIA), Sdn


By: /S/ ALI DABIER
   --------------------------------
           (signature)


            Ali Dabier
-----------------------------------
           (print name)

          Vice President
       & Managing Director
       Malaysian Operations
-----------------------------------
               (title)

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                                                CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT A
                              Maxtor Specifications
                                       [*]

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                                                CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT B
                         Komag Expansion Pricing Matrix


                                      [*]


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                                                CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT C
         Komag Process Improvement Plans Reflected in Exhibit B Prices
                                      [*]

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